EXHIBIT 10.1

NINTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

This Ninth Amendment to Loan and Security Agreement (this “Amendment”) is entered into as of December 31, 2007, by and between COMERICA BANK, (successor by merger to COMERICA BANK-CALIFORNIA) (“Bank”) and HIRERIGHT, INC. (“Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of April 18, 2002, as amended from time to time including by that certain First Amendment to Loan and Security Agreement dated as of August 6, 2002, that certain Second Amendment to Loan and Security Agreement dated as of December 16, 2002, that certain Third Amendment to Loan and Security Agreement dated as of January 23, 2003, that certain Fourth Amendment to Loan and Security Agreement dated as of February 27, 2003, that certain Fifth Amendment to Loan and Security Agreement dated as of February 2, 2004, that certain Sixth Amendment to Loan and Security Agreement dated as of May 31, 2004 that certain Seventh Amendment to Loan and Security Agreement dated as of December 22, 2004 and that certain Eighth Amendment to Loan and Security Agreement dated as of December 31, 2006 (the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1.             The following defined terms in Section 1.1 of the Agreement hereby are added, amended or restated as follows:

“FX Sublimit” means a sublimit for FX Contracts under the Revolving Line not to exceed Five Hundred Thousand Dollars ($500,000).

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at Borrower’s request in accordance with Section 2.1(a)(iii).

“Letter of Credit Sublimit” means a sublimit for Letters of Credit under the Revolving Line not to exceed One Million Dollars ($1,000,000).

“Revolving Line” means a credit extension of up to Five Million Dollars ($5,000,000)(inclusive of any amounts outstanding under the Letter of Credit Sublimit and the FX Sublimit).

“Revolving Maturity Date” means December 31, 2009.

2.             Section 2.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           Revolving Advances.

(i)              Amount.  Subject to and upon the terms and conditions of this Agreement (1) Borrower may request Advances in an aggregate outstanding amount not to exceed the Revolving Line, less any amounts outstanding under the Letter of Credit Sublimit and the FX Sublimit, and (2) amounts borrowed pursuant to this Section 2.1(b) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Borrower may prepay any Advances without penalty or premium.

(ii)             Form of Request.  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time (1:00 p.m. Pacific time for wire transfers), on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

(iii)            Letter of Credit Sublimit.  Subject to the availability under the Revolving Line, and in reliance on the representations and warranties of Borrower set forth herein, at any time and from time to time from the date hereof through the Business Day immediately prior to the Revolving Maturity Date, Bank shall issue for the account of Borrower such Letters of Credit as Borrower may request by delivering to Bank a duly executed letter of credit application on Bank’s standard form; provided, however, that the outstanding and undrawn amounts under all such Letters of Credit (i) shall not at any time exceed the Letter of Credit Sublimit, and (ii) shall be deemed to constitute Advances for the purpose of calculating availability under the Revolving Line. Any drawn but unreimbursed amounts under any Letters of Credit shall be charged as Advances against the Revolving Line. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form application and letter of credit agreement. Borrower will pay any standard issuance and other fees that Bank notifies Borrower it will charge for issuing and processing Letters of Credit.

(iv)            Foreign Exchange Sublimit.  Subject to and upon the terms and conditions of this Agreement and any other agreement that Borrower may enter into with the Bank in connection with foreign exchange transactions (“FX Contracts”), Borrower may request Bank to enter into FX Contracts with Borrower due not later than the Revolving Maturity Date. Borrower shall pay any standard issuance and other fees that Bank notifies Borrower will be charged for issuing and processing FX Contracts for Borrower. The FX Amount shall at all times be equal to or less than the FX Sublimit. The “FX Amount” shall equal the amount determined by multiplying (i) the aggregate amount, in United States Dollars, of FX Contracts between Borrower and Bank remaining outstanding as of any date of determination by (ii) the applicable Foreign Exchange Reserve Percentage as of such date. The “Foreign Exchange Reserve Percentage” shall be a percentage as determined by Bank, in its sole discretion from time to time. The initial Foreign Exchange Reserve Percentage shall be ten percent (10%).

(v)            Collateralization of Obligations Extending Beyond Maturity.  If Borrower has
not secured to Bank’s satisfaction its obligations with respect to any Letters of Credit or FX Contracts by the Revolving Maturity Date, then, effective as of such date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding and undrawn Letters of Credit or FX Contracts. Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Letters of Credit or FX Contracts are outstanding or continue.”

3.             Section 2.5(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(c)         Non-Usage Fee.  In addition to other amounts due or to become due, Borrower shall
Bank a fee equal to one eighth of one percent (0.125%) of the difference between the Revolving Line and the average daily balance outstanding under the Revolving Line during the term hereof, paid quarterly in arrears, which shall be nonrefundable.”

4.             Section 6.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.3         Financial Statements, Reports, Certificates.  Borrower shall deliver the following to
Bank: (a) as soon as available, but in any event within forty five (45) days after the end of each fiscal quarter, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business, including but not limited to Borrower’s annual business plan (including operating budget) no later than January 31 of each calendar year; and (f) within forty five (45) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s intellectual property, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

Borrower shall deliver to Bank with the quarterly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

Bank shall have a right from time to time hereafter to appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than once per year unless an Event of Default has occurred and is continuing.”

5.               Section 6.8 of the Agreement is hereby amended and restated in its entirety to read as follows:

“6.8         Liquidity Ratio.  Borrower shall at all times maintain, measured as of the last day of each calendar quarter, a ratio of (a) the sum of (i) Cash, plus, (ii) Net Accounts Receivable to (b) all Indebtedness (including without limitation any Contingent Obligations) owing from Borrower to Bank (including Letters of Credit, except to the extent cash-secured), of at least 1.75 to 1.00.”

6.               Section 2(a) of the LIBOR Addendum attached hereto as Exhibit C is hereby amended and restated in its entirety to read as follows

“(a)         A rate equal to one and one quarter percent (1.25%) above Bank’s LIBOR, (the “LIBOR
Option Advance”), which LIBOR Option Advance shall be in effect during the relevant LIBOR Period; or”

7.               Exhibit D to the Agreement is hereby replaced with Exhibit D attached hereto.

8.               No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.

9.               Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.

10.             Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

11.             As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)             this Amendment, duly executed by Borrower;

(b)             a Certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Amendment;

(c)             a commitment fee in the amount of Six Thousand Two Hundred Fifty Dollars ($6,250), which may be debited from any of Borrower’s accounts;

(d)             a signed Acknowledgement in the form attached hereto as Annex A;

(e)             all reasonable Bank Expenses incurred through the date of this Amendment, which may be debited from any of Borrower’s accounts; and

(f)             such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

12.            This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

HIRERIGHT, INC.

By:	Jeffrey A. Wahba

Title:	CFO

COMERICA BANK, successor by merger to COMERICA BANK-CALIFORNIA

By:	Wayne Liao

Title:	CBO